Exhibit 99

TRIBUNE REPORTS 2005 SECOND QUARTER RESULTS

CHICAGO, July 14, 2005—Tribune Company (NYSE: TRB) today reported second quarter 2005 diluted earnings per share of $.73 compared with $.29 in the second quarter of 2004. The 2005 second quarter results included a net non-operating gain of $.13 per diluted share, while the 2004 second quarter results included a net non-operating loss of $.24 per diluted share.

Publishing operating profit in the 2004 second quarter included two pretax charges totaling $52 million, or $.09 per diluted share: $17 million for the elimination of 375 positions and $35 million as the initial estimate of the cost to settle with advertisers regarding misstated circulation at Newsday and Hoy, New York.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“Second quarter results reflect our continued focus on cost controls in the face of a weak advertising environment in the nation’s largest markets,” said Dennis J. FitzSimons, Tribune chairman, president and chief executive officer. “Our businesses generated about $400 million in operating cash flow during the quarter, and we repurchased more than 5 million shares of stock.”

SECOND QUARTER 2005 RESULTS1
(Compared to Second Quarter 2004)

CONSOLIDATED

Tribune’s 2005 second quarter operating revenues decreased 2 percent to $1.46 billion from $1.5 billion in the 2004 second quarter. Consolidated cash operating expenses were down 5 percent, or $52 million. Operating cash flow was up 5 percent to $396 million, while operating profit increased 6 percent to $338 million.

PUBLISHING

Publishing’s second quarter operating revenues were $1 billion, down 1 percent compared with last year’s second quarter. Publishing cash operating expenses were down 6 percent,

1   “Operating profit” for each segment excludes interest income and expense, equity income and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

or $53 million; $52 million of the decrease is attributable to the two charges discussed above. Publishing operating cash flow was $263 million, a 21 percent increase from $217 million in 2004. Publishing operating profit increased 27 percent to $218 million, up from $171 million in 2004.

       Management Discussion
•	Advertising revenues increased 1 percent for the quarter. Excluding Newsday, advertising revenues increased 2 percent. In September 2004, Newsday implemented lower ad rates as a result of the significant reduction in reported circulation.
•	Retail advertising revenues were down 1 percent for the quarter. Decreases in department stores, food and drug and electronics categories were partially offset by increases in general merchandise. Preprint revenues increased 4 percent, led by an 11 percent increase in Los Angeles, a 5 percent increase in Chicago and a 13 percent increase in South Florida; Newsday was down 5 percent.
•	National advertising was down 4 percent for the quarter, with decreases in transportation, wireless and resorts, partially offset by increases in financial, auto and package goods. Los Angeles was down 4 percent; Chicago was up 3 percent; and Newsday decreased 12 percent.
•	Classified advertising was up 6 percent for the quarter. Help wanted revenues for the group were up 13 percent; Los Angeles was up 9 percent; Chicago rose 10 percent; and Newsday was flat. Real estate revenues rose 18 percent and auto revenues were down 7 percent for the quarter.
•	Circulation revenues were down 9 percent primarily due to volume declines at each of the Company’s newspapers, as well as selectively higher discounting.
•	Interactive revenues, which are included in the above categories, were up 45 percent to $45 million due to strength in classified revenues.
•	Cash operating expenses decreased 6 percent, or $53 million, due primarily to the absence of the two previously discussed 2004 charges, which totaled $52 million. All other cash operating expenses were down $1 million, primarily due to a 1 percent decrease in compensation expense, which was driven by a 5 percent staffing reduction. Newsprint and ink expense was flat compared with last year’s second quarter, as newsprint cost per ton was up 9 percent while consumption decreased 8 percent.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s second quarter operating revenues decreased 6 percent to $423 million, down from $450 million in 2004. Group cash operating expenses were flat compared with the 2004 second quarter. Operating cash flow was $147 million, down 16 percent from $174 million, and operating profit decreased 16 percent to $134 million from $160 million.

Television’s second quarter revenues decreased 9 percent to $335 million, down from $368 million in 2004. Television cash operating expenses were up 1 percent from last year. Television operating cash flow was $132 million, a 21 percent decrease from $167 million. Television operating profit declined 22 percent to $121 million, down from $155 million.

       Management Discussion
•	Television revenues were affected by a continuing uneven advertising environment, particularly in major markets, as well as softness in the automobile, movie and telecom categories. Station revenues in New York, Los Angeles, Chicago and Boston continue to be impacted by Local People Meters.
•	Radio/entertainment results reflect increased revenues for the Chicago Cubs primarily due to higher game receipts and growth in broadcasting and marketing revenues.

EQUITY RESULTS

Net equity income was $12 million in the second quarter of 2005, compared with $4 million in the second quarter of 2004. The increase reflects improvements at TV Food Network, CareerBuilder and Comcast SportsNet Chicago.

NON-OPERATING ITEMS

In the 2005 second quarter, Tribune recorded a pretax non-operating gain of $67 million ($41 million after-tax, or $.13 per diluted share), primarily from marking-to-market the Company’s PHONES derivatives and related Time Warner investment.

In the 2004 second quarter, the Company recorded a pretax non-operating loss of $127 million ($80 million after-tax, or $.24 per diluted share). Non-operating items in the second quarter of 2004 included an after-tax loss of $88 million from the early retirement of debt and an after-tax gain of $12 million from marking-to-market the Company’s PHONES derivatives and related Time Warner investment.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2005 second quarter increased to $13.5 million from $12.7 million in the second quarter of 2004, primarily due to higher retirement plan expense.

Net interest expense for the 2005 second quarter decreased to $34 million, down 3 percent from $35 million in the second quarter of 2004. Debt, excluding the PHONES, was $1.9 billion at the end of the 2005 second quarter, compared with $2.2 billion at the end of the second quarter of 2004.

The effective tax rate in the 2005 second quarter was 39.0 percent, compared with 40.0 percent in the 2004 second quarter.

Diluted weighted average shares outstanding declined by 4 percent primarily due to significant stock repurchases. The Company repurchased 15.5 million shares in the full year 2004 and 5.4 million shares in the first half of 2005.

Capital expenditures were about $35 million in the second quarter of 2005.

2005 FINANCIAL ASSUMPTIONS

Consolidated revenues will continue to be impacted by many factors, including changes in national and local economic conditions, job creation, circulation levels and audience shares. Investors are encouraged to review the Company’s monthly revenue releases for current trends.

For the full year 2005, consolidated operating expenses are expected to decline due to the absence of the $90 million advertising settlement charge and the $41 million of position elimination costs recorded in 2004. All other consolidated operating expenses are expected to be flat to up slightly for 2005 due to higher expenses for retirement and medical plans and newsprint, along with a slight increase in broadcast rights expense. Net equity income is projected to be higher than 2004. Interest expense is expected to be somewhat below 2004 due to the full year impact of the debt refinancing in the second quarter of 2004. The effective income tax rate for 2005 is expected to be approximately 38 percent. Capital expenditures are projected to increase slightly over 2004.

The Company is required to adopt Financial Accounting Standard No. 123R, which requires the expensing of stock options, in the first quarter of 2006.

WEBCAST OF CONFERENCE CALL

Today at 8 a.m. (CDT), a live webcast of the 2005 second quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the webcast will be available on these sites from July 14 through July 21. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and web sites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications including Spanish-language Hoy. The Company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; Chicago’s WGN-AM; and the Chicago Cubs baseball team. Popular news and information web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

MEDIA CONTACT: Gary Weitman 312/222-3394 (office) 312/222-1573 (fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (office) 312/222-1573 (fax) rmusil@tribune.com

TRIBUNE COMPANY
SECOND QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	SECOND QUARTER (A)
	2005	2004	% Change
OPERATING REVENUES	$ 1,462,068	$ 1,495,931	(2.3)
OPERATING EXPENSES (B)	1,123,768	1,177,174	(4.5)

OPERATING PROFIT (C)	338,300	318,757	6.1

Net Income on Equity Investments	11,897	4,385	171.3
Interest Income	1,165	1,023	13.9
Interest Expense	(35,367)	(36,247)	(2.4)
Non-Operating Items (D)	66,896	(127,401)	NM

Income Before Income Taxes	382,891	160,517	138.5

Income Taxes	(149,499)	(64,131)	133.1

NET INCOME	233,392	96,386	142.1

Preferred Dividends	(2,090)	(2,077)	0.6

Net Income Attributable to Common Shares	$ 231,302	$ 94,309	145.3

EARNINGS PER SHARE
Basic	$ .73	$ .29	151.7

Diluted (E)	$ .73	$ .29	151.7

DIVIDENDS PER COMMON SHARE	$ .18	$ .12	50.0

Diluted Weighted Average Common Shares Outstanding (F)	318,018	329,923	(3.6)

(A)	2005 second quarter: March 28, 2005 to June 26, 2005 (13 weeks) 2004 second quarter: March 29, 2004 to June 27, 2004 (13 weeks)

(B)

Operating expenses for the second quarter of 2004 included a charge of $17 million, or $.03 per diluted share, for the elimination of 375 positions in the publishing group and a charge of $35 million, or $.06 per diluted share, as the initial estimate of the cost to settle with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest income and expense, equity income and losses, non-operating items and income taxes.

(D)	The second quarter of 2005 included the following non-operating items:

	Pretax Gain	After-tax Gain	Diluted EPS
Gain on derivatives and related investments (1)	$ 61,803	$ 37,700	$ .12
Other, net	5,093	3,107.01

Total non-operating items	$ 66,896	$ 40,807	$ .13

The second quarter of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 20,229	$ 12,340	$ .04
Loss on early debt retirement (2)	(140,506)	(87,549)	(.26)
Other, net	(7,124)	(4,346)	(.02)

Total non-operating items	$ (127,401)	$ (79,555)	$ (.24)

(1)	Gain on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	Loss on early debt retirement resulted from the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(E)

For the second quarters of 2005 and 2004, weighted average common shares outstanding used in the calculation of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock options. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the second quarter of either year because their effects were antidilutive. Following are the calculations for the second quarter:

	Second Quarter
	2005	2004
Net income	$ 233,392	$ 96,386
Dividends for Series C, D-1 and D-2 preferred stock	(2,090)	(2,077)

Net income attributable to common shares	$ 231,302	$ 94,309

Weighted average common shares outstanding	315,466	324,296
Assumed exercise of stock options, net of common
shares assumed repurchased	2,552	5,627

Adjusted weighted average common
shares outstanding	318,018	329,923

Diluted earnings per share	$ .73	$ .29

(F)	The number of common shares outstanding, in thousands, at June 26, 2005 was 312,619.

TRIBUNE COMPANY
FIRST HALF RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FIRST HALF (A)
	2005	2004	% Change
OPERATING REVENUES	$ 2,777,812	$ 2,828,248	(1.8)
OPERATING EXPENSES (B)	2,187,455	2,236,216	(2.2)

OPERATING PROFIT (C)	590,357	592,032	(0.3)

Net Income on Equity Investments	12,368	12	NM
Interest Income	2,247	2,299	(2.3)
Interest Expense	(70,458)	(82,925)	(15.0)
Non-Operating Items (D)	63,052	(153,980)	NM

Income Before Income Taxes	597,566	357,438	67.2

Income Taxes (D)	(221,329)	(140,372)	57.7

NET INCOME	376,237	217,066	73.3

Preferred Dividends	(4,180)	(4,154)	0.6

Net Income Attributable to Common Shares	$ 372,057	$ 212,912	74.7

EARNINGS PER SHARE
Basic	$ 1.18	$ .65	81.5

Diluted (E)	$ 1.17	$ .64	82.8

DIVIDENDS PER COMMON SHARE	$ .36	$ .24	50.0

Diluted Weighted Average Common Shares Outstanding (F)	319,169	333,005	(4.2)

(A)	2005 first half: Dec. 27, 2004 to June 26, 2005 (26 weeks) 2004 first half: Dec. 29, 2003 to June 27, 2004 (26 weeks)

(B)

Operating expenses for the first half of 2004 included a charge of $17 million, or $.03 per diluted share, for the elimination of 375 positions in the publishing group and a charge of $35 million, or $.06 per diluted share, as the initial estimate of the cost to settle with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest income and expense, equity income and losses, non-operating items and income taxes.

(D)	The first half of 2005 included the following non-operating items:

	Pretax Gain	After-tax Gain	Diluted EPS
Gain on derivatives and related investments (1)	$ 59,551	$ 36,326	$ .12
Other, net	3,501	2,136.01
Income tax settlement adjustments (2)	–	11,829.03

Total non-operating items	$ 63,052	$ 50,291	$ .16

The first half of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$ (25,272)	$ (15,416)	$ (.04)
Loss on early debt retirement (3)	(140,506)	(87,549)	(.26)
Gain on sales of subsidiaries and investments, net (4)	18,874	11,513.03
Other, net	(7,076)	(4,316)	(.02)

Total non-operating items	$ (153,980)	$ (95,768)	$ (.29)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	In the first quarter of 2005, the Company reduced its income tax expense and liabilities by a total of $12 million as a result of favorably resolving certain federal income tax issues.

(3)	Loss on early debt retirement resulted from the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(4)	In the first half of 2004, gain on sales of subsidiaries and investments related primarily to the sale of the Company’s 50% interest in La Opinion.

(E)

For the first halves of 2005 and 2004, weighted average common shares outstanding used in the calculation of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock options. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first half of either year because their effects were antidilutive. Following are the calculations for the first half:

	First Half
	2005	2004
Net income	$ 376,237	$ 217,066
Dividends for Series C, D-1 and D-2 preferred stock	(4,180)	(4,154)

Net income attributable to common shares	$ 372,057	$ 212,912

Weighted average common shares outstanding	316,387	326,799
Assumed exercise of stock options, net of common
shares assumed repurchased	2,782	6,206

Adjusted weighted average common
shares outstanding	319,169	333,005

Diluted earnings per share	$ 1.17	$ .64

(F)	The number of common shares outstanding, in thousands, at June 26, 2005 was 312,619.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	SECOND QUARTER			FIRST HALF
	2005	2004	% Change	2005	2004	% Change
PUBLISHING
Operating Revenues	$ 1,038,624	$ 1,045,864	(0.7)	$ 2,044,136	$ 2,049,447	(0.3)
Cash Operating Expenses (A) (B)	(775,763)	(828,665)	(6.4)	(1,538,090)	(1,597,607)	(3.7)

Operating Cash Flow (C) (D)	262,861	217,199	21.0	506,046	451,840	12.0
Depreciation and Amortization Expense	(45,210)	(46,148)	(2.0)	(89,856)	(91,241)	(1.5)

Total Operating Profit (D)	$ 217,651	$ 171,051	27.2	$ 416,190	$ 360,599	15.4

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 334,505	$ 367,928	(9.1)	$ 624,594	$ 674,367	(7.4)
Radio/Entertainment	88,939	82,139	8.3	109,082	104,434	4.5

Total Operating Revenues	423,444	450,067	(5.9)	733,676	778,801	(5.8)

Cash Operating Expenses (A)
Television	(202,179)	(200,773)	0.7	(393,149)	(393,050)	–
Radio/Entertainment	(74,659)	(75,626)	(1.3)	(114,109)	(102,368)	11.5

Total Cash Operating Expenses	(276,838)	(276,399)	0.2	(507,258)	(495,418)	2.4

Operating Cash Flow (C) (D)
Television	132,326	167,155	(20.8)	231,445	281,317	(17.7)
Radio/Entertainment	14,280	6,513	119.3	(5,027)	2,066	NM

Total Operating Cash Flow	146,606	173,668	(15.6)	226,418	283,383	(20.1)

Depreciation and Amortization Expense
Television	(11,282)	(11,974)	(5.8)	(22,960)	(23,733)	(3.3)
Radio/Entertainment	(1,203)	(1,283)	(6.2)	(2,371)	(2,620)	(9.5)

Total Depreciation and Amortization Expense	(12,485)	(13,257)	(5.8)	(25,331)	(26,353)	(3.9)

Operating Profit (Loss) (D)
Television	121,044	155,181	(22.0)	208,485	257,584	(19.1)
Radio/Entertainment	13,077	5,230	150.0	(7,398)	(554)	NM

Total Operating Profit	$ 134,121	$ 160,411	(16.4)	$ 201,087	$ 257,030	(21.8)

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$ (13,066)	$ (12,297)	6.3	$ (26,113)	$ (24,768)	5.4
Depreciation and Amortization Expense	(406)	(408)	(0.5)	(807)	(829)	(2.7)

Total Operating Loss (D)	$ (13,472)	$ (12,705)	6.0	$ (26,920)	$ (25,597)	5.2

CONSOLIDATED
Operating Revenues	$ 1,462,068	$ 1,495,931	(2.3)	$ 2,777,812	$ 2,828,248	(1.8)
Cash Operating Expenses (A) (B)	(1,065,667)	(1,117,361)	(4.6)	(2,071,461)	(2,117,793)	(2.2)

Operating Cash Flow (C) (D)	396,401	378,570	4.7	706,351	710,455	(0.6)
Depreciation and Amortization Expense	(58,101)	(59,813)	(2.9)	(115,994)	(118,423)	(2.1)

Total Operating Profit (D)	$ 338,300	$ 318,757	6.1	$ 590,357	$ 592,032	(0.3)

(A)

The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$820,973	$289,323	$13,472	$1,123,768
Less: depreciation and amortization expense	45,210	12,485	406	58,101

Cash operating expenses	$775,763	$276,838	$13,066	$1,065,667

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$874,813	$289,656	$12,705	$1,177,174
Less: depreciation and amortization expense	46,148	13,257	408	59,813

Cash operating expenses	$828,665	$276,399	$12,297	$1,117,361

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$1,627,946	$532,589	$26,920	$2,187,455
Less: depreciation and amortization expense	89,856	25,331	807	115,994

Cash operating expenses	$1,538,090	$507,258	$26,113	$2,071,461

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$1,688,848	$521,771	$25,597	$2,236,216
Less: depreciation and amortization expense	91,241	26,353	829	118,423

Cash operating expenses	$1,597,607	$495,418	$24,768	$2,117,793

(B)

Publishing cash operating expenses for both the second quarter and first half of 2004 included a charge of $17 million for the elimination of 375 positions and a charge of $35 million as the initial estimate of the cost to settle with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)

Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest income and expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$217,651	$134,121	$(13,472)	$338,300
Add back: depreciation and amortization expense	45,210	12,485	406	58,101

Operating cash flow	$262,861	$146,606	$(13,066)	$396,401

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$171,051	$160,411	$(12,705)	$318,757
Add back: depreciation and amortization expense	46,148	13,257	408	59,813

Operating cash flow	$217,199	$173,668	$(12,297)	$378,570

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half of 2005:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$416,190	$201,087	$(26,920)	$590,357
Add back: depreciation and amortization expense	89,856	25,331	807	115,994

Operating cash flow	$506,046	$226,418	$(26,113)	$706,351

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$360,599	$257,030	$(25,597)	$592,032
Add back: depreciation and amortization expense	91,241	26,353	829	118,423

Operating cash flow	$451,840	$283,383	$(24,768)	$710,455

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Period 6 and Second Quarter Ended June 26, 2005
(In thousands)

	Period 6 (5 weeks)			Second Quarter (13 weeks)			Year-to-Date (26 weeks)
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
Publishing
Advertising
Retail	$129,511	$132,124	(2.0)	$ 331,637	$ 335,572	(1.2)	$ 635,821	$ 630,901	0.8
National	75,242	75,386	(0.2)	190,256	197,765	(3.8)	390,770	401,600	(2.7)
Classified	113,046	108,570	4.1	301,037	284,508	5.8	583,808	559,704	4.3

Sub-Total	317,799	316,080	0.5	822,930	817,845	0.6	1,610,399	1,592,205	1.1
Circulation	56,777	62,571	(9.3)	149,918	165,006	(9.1)	301,634	330,909	(8.8)
Other	23,914	23,355	2.4	65,776	63,013	4.4	132,103	126,333	4.6

Segment Total (A)	398,490	402,006	(0.9)	1,038,624	1,045,864	(0.7)	2,044,136	2,049,447	(0.3)

Broadcasting & Entertainment
Television	128,406	145,548	(11.8)	334,505	367,928	(9.1)	624,594	674,367	(7.4)
Radio/Entertainment	39,840	34,391	15.8	88,939	82,139	8.3	109,082	104,434	4.5

Segment Total	168,246	179,939	(6.5)	423,444	450,067	(5.9)	733,676	778,801	(5.8)

Consolidated Revenues	$566,736	$581,945	(2.6)	$1,462,068	$1,495,931	(2.3)	$2,777,812	$2,828,248	(1.8)

(A)	Publishing advertising and other revenues for 2004 have been reclassified to conform with the 2005 presentation. There was no effect on total revenues.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Period 6 and Second Quarter Ended June 26, 2005
(In thousands)

	Period 6 (5 weeks)			Second Quarter (13 weeks)			Year-to-Date (26 weeks)
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
Full Run
L.A. Times	215	243	(11.5)	540	603	(10.4)	1,120	1,221	(8.3)
Chicago Tribune	204	224	(8.9)	519	578	(10.2)	1,021	1,123	(9.1)
Newsday	165	171	(3.5)	414	418	(1.0)	764	774	(1.3)
Other Daily Newspapers (B)	1,375	1,431	(3.9)	3,548	3,681	(3.6)	6,848	7,205	(5.0)

Total	1,959	2,069	(5.3)	5,021	5,280	(4.9)	9,753	10,323	(5.5)

Part Run
L.A. Times	552	600	(8.0)	1,357	1,462	(7.2)	2,669	2,907	(8.2)
Chicago Tribune	715	656	9.0	1,807	1,678	7.7	3,479	3,231	7.7
Newsday	216	205	5.4	568	524	8.4	1,029	950	8.3
Other Daily Newspapers (B)	605	603	0.3	1,660	1,594	4.1	3,237	3,134	3.3

Total	2,088	2,064	1.2	5,392	5,258	2.5	10,414	10,222	1.9

Total Advertising Inches
Full Run
Retail	581	610	(4.8)	1,494	1,559	(4.2)	2,879	2,937	(2.0)
National	362	386	(6.2)	922	996	(7.4)	1,888	1,990	(5.1)
Classified	1,016	1,073	(5.3)	2,605	2,725	(4.4)	4,986	5,396	(7.6)

Sub-Total	1,959	2,069	(5.3)	5,021	5,280	(4.9)	9,753	10,323	(5.5)
Part Run	2,088	2,064	1.2	5,392	5,258	2.5	10,414	10,222	1.9

Total	4,047	4,133	(2.1)	10,413	10,538	(1.2)	20,167	20,545	(1.8)

Preprint Pieces
L.A. Times	377,224	356,511	5.8	947,042	884,310	7.1	1,837,938	1,640,073	12.1
Chicago Tribune	402,578	393,370	2.3	1,050,468	994,477	5.6	1,957,675	1,871,227	4.6
Newsday	265,029	281,287	(5.8)	715,628	720,813	(0.7)	1,395,516	1,370,263	1.8
Other Daily Newspapers (B)	393,583	391,820	0.4	1,013,152	1,010,244	0.3	2,006,911	2,002,447	0.2

Total	1,438,414	1,422,988	1.1	3,726,290	3,609,844	3.2	7,198,040	6,884,010	4.6

(A)

Volume for 2004 has been modified to conform with the 2005 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago, and Hoy, Los Angeles.